Exhibit 10.1
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 14th day of March, 2022 (the “Effective Date”), by and between Hillenbrand, Inc., an Indiana corporation (the “Company”), and Robert M. VanHimbergen (“Executive”). Each of the Company and Executive is sometimes referred to below as a “Party” and together they are the “Parties.” The Company’s direct and remote parent and subsidiary companies, and those companies under common control with the Company, as constituted from time to time, are referred to below as its “Affiliated Companies.”

RECITALS

The Parties have agreed that as of the Effective Date the Company will employ Executive in an executive capacity in accordance with the terms of this Agreement. This Agreement is made to document certain of the terms and conditions of such employment relationship.

AGREEMENTS

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

1.Employment. The Company will employ Executive on an at-will employment basis commencing on the Effective Date. Executive accepts employment by the Company on that basis.

2.Position and Duties. Executive’s position and title will initially be as the Executive Vice President, Finance of the Company. Effective April 30, 2022, Executive’s position and title will be Senior Vice President, Chief Financial Officer of the Company. Executive agrees to perform all duties and accept all responsibilities incidental to that position (or any other position in which Executive may be employed) or as may be assigned to Executive. Executive’s position and duties may include being employed by, serving as an officer or director of, and providing services to or for, one or more of the Company’s Affiliated Companies, as directed by the Company. Executive is instructed by the Company, and agrees, not to perform any duties or engage in any activities that would conflict with any potential post-employment obligations to any prior employers.

3.Efforts and Loyalty. During the term of Executive’s employment under this Agreement, Executive agrees to use Executive’s reasonable best efforts in the conduct of the Company’s business endeavors entrusted to Executive and agrees to devote substantially all of Executive’s working time and efforts, attention and energy to the discharge of the duties and responsibilities of Executive to and for the Company. Executive agrees not to engage in any other activities that interfere with Executive’s performance under this Agreement and agrees not to work in any capacity for any other business or enterprise without first obtaining the Company’s written consent thereto.

4.Compensation. Commencing on the Effective Date, for all services rendered by Executive to or for the Company or its Affiliated Companies, Executive shall be paid as follows:

(a)A base salary at an initial annual rate of $500,000, less withholdings and deductions;

(b)Incentive compensation, payable solely at the discretion of the Company (and subject to repayment in full or in part in the event of a restatement of the Company’s financial statements in accordance with any applicable policy, law or agreement); and

(c)Such additional compensation, benefits and perquisites as the Company may from time to time deem appropriate.

5.Changes to Compensation. Subject to Section 10 below, the Company reserves the right to, and Executive agrees that the Company may, make changes to Executive’s compensation from time to time in the Company’s sole discretion, including, but not limited to, modifying or eliminating a compensation component; provided, however, that Executive shall be and shall remain entitled to participate in all benefit plans and programs maintained by the Company in its sole discretion from time to time on the same basis as other peer-level officers.

6.Restrictions; Defense and Indemnification. Executive represents and warrants to the Company that Executive is not a party to or bound by any noncompetition or other agreement, with any former employer or otherwise, that limits or restricts in any manner Executive’s right, as an employee or in any other capacity, to be employed by or provide advice or services to, any person or entity. Executive further represents and warrants that Executive does not have or possess any non-public, confidential information of or relating to any business or enterprise (other than the Company or its Affiliated Companies). Executive agrees to defend and indemnify the Company from and against any loss or expense suffered or incurred by the Company or any of its Affiliated Companies as a result of an inaccuracy or breach of any of Executive’s representations, warranties or agreements made in this Section 6, or any breach by Executive of any post-employment obligations to any prior employer.

7.Termination Without Cause. The Company may terminate the employment relationship between Executive and the Company at any time, without Cause for doing so, upon written notice of termination given to Executive, effective as of a date specified by the Company that is on or after the date of such notice. In such event, Executive shall be entitled to all compensation, benefits, and perquisites paid or accrued as of the date of termination and shall also be entitled to receive severance compensation and benefits in accordance with the provisions of Section 12.

8.Termination With Cause. Executive’s employment may be terminated by the Company at any time with “Cause” for doing so upon written notice of termination to Executive specifying the date of termination and the factual circumstances constituting “Cause” for such termination. For purposes of this Agreement, the Company will have “Cause” to terminate Executive’s employment if Executive has:

(a)Acted with gross neglect or willful misconduct in the discharge of Executive’s duties and responsibilities or refused to follow or comply with the lawful direction of the Company or the terms and conditions of this Agreement, provided such refusal is not based primarily on Executive’s good faith compliance with applicable legal or ethical standards; or

(b)Acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential, in the Company’s reasonable opinion, to cause the Company, its officers or its directors embarrassment or ridicule; or

(c)Violated a material requirement of any Company policy or procedure, or policy or procedure of an affiliated company that applies to Executive; or

(d)Disclosed without proper authorization any trade secrets or other confidential information of the Company or any of its Affiliated Companies; or

(e)Engaged in any act that, in the reasonable opinion of the Company, is contrary to its best interests or would hold the Company, its officers or directors up to probable civil or criminal liability, provided that, if Executive acts in good faith in compliance with applicable legal or ethical standards, such actions shall not be grounds for termination for Cause.

Upon the termination of Executive’s employment for Cause, Executive shall only be entitled to such compensation, benefits, and perquisites that have been paid or accrued as of the effective date of termination. To the extent any violation of this Section is capable of being promptly cured by Executive (or cured within a reasonable period to the Company’s satisfaction), the Company agrees to provide Executive with a reasonable opportunity to so cure such defect. Absent written mutual agreement otherwise, the Parties agree in advance that it is not possible for Executive to cure any violations of sub-paragraph (b) or (d) and, therefore, no opportunity for cure need be provided in those circumstances.

9.Termination Without Good Reason. Executive may terminate the employment relationship between Executive and the Company at any time, without Good Reason for doing so, upon sixty (60) days’ advance written notice of such termination given to the Company. In such event, Executive shall only be entitled to such compensation, benefits and perquisites that have been paid or accrued as of the effective date of termination.

10.Termination With Good Reason. Executive may terminate the employment relationship between Executive and the Company with “Good Reason” for doing so by following the process provided below in this Section. For such purpose, “Good Reason” means:

(a)A material reduction in Executive’s then-current base annual salary, except to the extent that such reduction is accompanied by a corresponding increase in another form of compensation;

(b)Failure to provide Executive the same benefits and perquisites that are provided to other peer-level officers;

(c)Relocation of Executive’s principal location of work to any location that is in excess of 100 miles from the Company’s then-existing corporate headquarters;

(d)A material diminution in Executive’s authority, duties or responsibilities; or

(e)Any action or inaction that constitutes a material breach of this Agreement by the Company.

In order for Executive to initiate the process of terminating the employment relationship for Good Reason, Executive must first provide written notice to the Company of Executive’s intent to terminate for Good Reason, and in such notice Executive must describe in reasonable detail the event or circumstance that Executive believes constitutes Good Reason for such termination of employment. That notice must be received by the Company within 90 days after the initial occurrence of such “Good Reason” event or circumstance described by Executive in the notice in order for the notice to be effective under this Section. The Company shall then have 30 days following the receipt of such notice in which to remedy or cure such event or circumstance so that Good Reason no longer exists for Executive to terminate the employment relationship. If the Company does not remedy or cure such event or circumstance within such 30-day cure period, Executive may then terminate the employment relationship by written notice of termination for Good Reason received by the Company within 60 days after the end of the above 30-day cure period, again describing in reasonable detail in such notice the event or circumstance relied on by Executive as constituting Good Reason for such termination. Notice of termination received by the Company after such 60-day period will not be effective under this Section. In the event Executive’s employment is terminated by Executive for Good Reason in accordance with this Section, Executive shall be entitled to all compensation, benefits and perquisites paid or accrued as of the date of termination and shall also be entitled to receive severance compensation and benefits in accordance with the provisions of Section 12.

11.Termination Due to Death or Disability. In the event Executive dies or suffers a disability (as defined below) during the term of employment, this Agreement shall automatically be terminated on the date of such death or may be terminated on account of such disability by the Company by written notice to Executive specifying the date of termination. For purposes of this Agreement, Executive shall be considered to have suffered a “disability” upon a determination by the Company, or an admission by Executive, that Executive cannot perform the essential functions of Executive’s position as a result of physical or mental incapacity and the occurrence of one or more of the following events:

(a) Executive becomes eligible for or receives any benefits pursuant to any disability insurance policy as a result of a determination under such policy that Executive is permanently disabled;

(b) Executive becomes eligible for or receives any disability benefits under the Social Security Act; or

(c) A good faith determination by the Company that Executive is and will likely remain unable to perform the essential functions of Executive’s duties or responsibilities hereunder on a full-time basis, with or without reasonable accommodation, as a result of any mental or physical impairment.

In the event of the termination of Executive’s employment on account of death or disability, Executive shall be entitled only to such compensation, benefits and perquisites as shall have been paid or accrued as of the date of such termination.

12.Severance Compensation and Benefits. In the event that (a) Executive’s employment is either terminated by the Company without Cause under Section 7 or by Executive for Good Reason under Section 10, and (b) Executive is not entitled to any severance or similar compensation or benefits under a “Change in Control” or similar agreement in connection with the termination of Executive’s employment relationship, and (c) Executive executes and delivers to the Company, within twenty-one (21) days (or such longer period required by law if applicable) after termination of Executive’s employment relationship, and does not revoke, a written Release (as defined below), then, except as provided below in this Section 12 and subject to the terms of this Agreement and the aforementioned Release, Executive shall be entitled to receive the following:

(a)Severance compensation (“Severance Pay”) equal to twelve (12) months of Executive’s base salary (based upon Executive’s base salary at the time of termination of employment and subject to required tax or other withholdings) payable to Executive in a lump sum within thirty (30) days after the date on which Executive’s employment is terminated; provided, that notwithstanding the foregoing: (i) if the termination of Executive’s employment occurs during November or December, the commencement of Severance Pay payable to Executive shall not occur prior to January 1 of the following year, and (ii) if Executive is a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended, or any successor law (the “Code”), then any portion of the Severance Pay that is not exempt from Section 409A, and that would otherwise be payable to Executive during the first six (6) months following the termination of Executive’s employment, shall not be paid to Executive until the ten (10) business day period immediately following the expiration of such six (6) month period.

(b)If Executive timely elects in the proper form, pursuant to the Consolidated Budget Reconciliation Act (“COBRA”), to continue health care coverage for Executive and/or Executive’s dependents under the health plan in which Executive had coverage at the time of the termination of Executive’s employment, and if Executive continues paying the premiums for such COBRA coverage (subject to any COBRA premium subsidy Executive is eligible for under the American Recovery and Reinvestment Act of 2009 or similar law), then the Company will reimburse to Executive monthly (as taxable income to Executive) an amount that is not less than the dollar amount of health care premiums that the Company and its Affiliated Companies were paying on behalf of Executive and/or Executive’s dependents immediately prior to the termination of Executive’s employment, such premium reimbursements to continue until the earlier of (i) the date that is twelve

(12) months after Executive’s employment is terminated, or (ii) the date as of which Executive ceases to carry COBRA continuation health care coverage following Executive’s termination of employment.

(c)Limited out-placement counseling with a company of the Company’s choice, provided that Executive commences participation in such counseling immediately following termination of employment, for a period of up to six (6) months following the termination of Executive’s employment.

In order to receive the foregoing severance compensation and benefits, Executive must execute and not revoke a release, in a form acceptable to the Company, of any and all claims against the Company and its Affiliated Companies and all related parties with respect to all matters arising out of Executive’s employment by the Company or any of its Affiliated Companies and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company or any of its Affiliated Companies under which Executive has accrued and is due a benefit) (a “Release”).

The Company and Executive mutually acknowledge and agree that payment of the foregoing severance compensation and benefits may be adjusted, from a timing standpoint or in the form or manner of payment, as necessary to comply with (avoid adverse tax consequences under) Section 409A or other applicable provisions of the Code.

13.Confidential Information; Company Property. Executive acknowledges that, by reason of Executive’s employment by the Company and/or any of its Affiliated Companies, Executive has had and/or will have access to confidential information of the Company and its Affiliated Companies, including, without limitation, information and knowledge pertaining to business strategies, financial performance, products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, customer and client lists, and relationships among and between the Company and its Affiliated Companies and their respective dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them (“Confidential Information”). Executive also acknowledges that such Confidential Information is a valuable and unique asset of the Company and its Affiliated Companies. Executive promises that, both during and at all times after the period during which Executive is employed by the Company or any of its Affiliated Companies, Executive will not disclose any such Confidential Information to any person or entity or use any such Confidential Information for the benefit of Executive or any other person or entity, except (a) as Executive’s duties as an employee of the Company so require, (b) with the prior written authorization of the Company, or (c) as may be authorized by law. In this regard, and in order to comply with Executive’s obligations regarding the non-use and non-disclosure of Confidential Information, Executive promises that Executive will not provide advice or services to any person or entity, in any capacity whatsoever, if the Confidential Information possessed by Executive would be useful or of benefit to such person or entity in competing against the Company or any of its affiliated entities or otherwise. The provisions in this Section and this Agreement regarding “Confidential

Information” are intended to be supplemental and in addition to, and are not intended to be in lieu or in any way a limitation of, the protections afforded by, and remedies for misuse or misappropriation available under, applicable law regarding the trade secrets of the Company and its Affiliated Companies.

Executive shall not remove any property or information of Company or its Affiliated Companies from the Company’s premises, except in discharge of Executive’s duties or when otherwise authorized by the Company. Executive shall return all of the Company’s or its Affiliated Companies’ property and information within seven (7) days following the cessation of Executive’s employment for any reason. Upon request by the Company, Executive shall certify in writing that all copies of information subject to this Agreement located on Executive’s computers or other electronic storage devices have been permanently deleted; provided, that Executive may retain copies of Executive’s personnel file and documents relating to employee benefit programs or insurance plans applicable to Executive and income records to the extent necessary for Executive to prepare individual tax returns.

Nothing in this Agreement prohibits Executive from reporting possible violations of federal, state, or local laws or regulations to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures (including, but not limited to, providing documents or other information) that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of Company to make any such reports or disclosures, and Executive is not required to notify Company that Executive has made such reports or disclosures. Executive also is not limited in Executive’s right to receive an award for information provided to any government agency or entity.

As provided by federal law (18 U.S.C. § 1833), Executive understands that Executive will not be held criminally or civilly liable under any federal or state trade secret law for Executive’s disclosure of a trade secret that is made by Executive: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed by Executive in a lawsuit or other proceeding, on the condition that such filing is made under seal.

14.Non-Competition. Executive promises that, during the period that Executive is employed by the Company or any of its Affiliated Companies and for twelve (12) months thereafter, Executive will not, unless acting as an employee of the Company or any of its Affiliated Companies or with the prior written consent of the Company, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected in a competitive capacity as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any business or enterprise that (a) is engaged in the business of designing, engineering, manufacturing, marketing, selling or distributing any products or services that compete with, or are a functional equivalent of or alternative for, any of the products or services designed, engineered, manufactured, marketed, sold or distributed by the Company or any of its

Affiliated Companies within the year prior to the termination of Executive’s employment or that the Company or any of its Affiliated Companies are about to so do at the time of such termination of employment (the “Competing Products”), and (b) is engaged in any such activities within any state of the United States or the District of Columbia or any other country in which the Company or any of its Affiliated Companies engages in or is about to engage in any of such activities.

15.No Solicitation. Executive promises that, during the period that Executive is employed by the Company or any of its Affiliated Companies and for twelve (12) months thereafter, Executive will not, unless acting as an employee of the Company or any of its Affiliated Companies or with the prior written consent of the Company, (i) call on or solicit, either directly or indirectly, for any purposes involving the designing, engineering, manufacturing, marketing, selling, purchasing or distributing of any Competing Products, any person, firm, corporation or other entity who or which is or had been, at the time of or within two years prior to the termination of Executive’s employment by the Company, a customer of the Company or any of its Affiliated Companies, or (ii) knowingly solicit for employment, or otherwise for the providing of advice or services, any person who is an employee of the Company or any of its Affiliated Companies or who was such an employee within six (6) months prior to Executive’s termination of employment.

16.Addition to Restricted Period. In the event Executive breaches any of Executive’s obligations under Sections 14 or 15, then the period of time during which such provision is to remain in effect following the termination of Executive’s employment shall be increased by the same amount of time that Executive was in breach thereof.

17.Survival of Restrictive Covenants. The obligations of Executive under Sections 13, 14 and 15 shall survive the termination of this Agreement and the termination of Executive’s employment for any reason, including without limitation a termination of such employment by the Company without Cause or a termination by Executive for Good Reason. A breach by the Company of any contractual, statutory or other obligation to Executive shall not excuse compliance with or terminate Executive’s obligations under those Sections or otherwise provide a defense to or preclude the Company from seeking injunctive or other relief in the event of a breach or threatened breach of those obligations by Executive.

18.Enforcement/Injunctive Relief. Executive and the Company stipulate and agree that it would be difficult to measure any damages to the Company or any of its Affiliated Companies resulting from a breach of any of the provisions of Sections 13, 14 or 15, but that the potential for damages in such event would be great, incalculable and irremediable, and that monetary damages alone would be an inadequate remedy. Accordingly, Executive agrees that the Company shall be entitled to immediate injunctive relief against such breach, or threatened breach, in any court having jurisdiction, and Executive waives the right in any proceeding to enforce this Agreement by the Company or any of its Affiliated Companies to assert as a matter of defense or otherwise that the Company or any of its Affiliated Companies has an adequate remedy at law or has not been or will not be irreparably harmed by a breach or threatened breach by Executive of any of such provisions. The remedies described above shall not be the exclusive remedies, and the Company may seek any other remedy available to it either in law or in equity, including, by way of example only, statutory remedies for misappropriation of trade secrets, and including the recovery of compensatory or punitive damages. The prevailing Party, in addition to any other award in its favor, shall be entitled to recover its attorneys’ fees and other costs of litigation from the non-prevailing Party in any action brought to enforce the provisions of Sections 13, 14 or 15.

19.Reasonableness and Judicial Modification of Restrictions. Executive acknowledges and agrees that the terms of the restrictions on Executive in Sections 13, 14 and 15 are fair and reasonable, are not unreasonably broad in scope, are reasonably necessary to protect the property and other interests of the Company and the Affiliated Companies, and will not prevent Executive from obtaining other suitable employment in the event Executive’s employment with the Company terminates. Nevertheless, if the scope of any provision contained in Sections 13, 14 or 15 is deemed by any court having jurisdiction to be too broad to permit enforcement of such provision to its fullest extent, then such provision shall nevertheless be enforced to the maximum extent permitted by applicable law, and the Company and Executive each hereby request any such court to judicially modify any such provision accordingly, and each consent to such judicial modification, in any proceeding brought to enforce such provision.

20.Company Modification of Restrictions. The Company may at any time and from time to time during or after the term of Executive’s employment by the Company, on its own initiative and without the necessity of obtaining any consent from or agreement of Executive with respect thereto, modify any of the provisions of Sections 13, 14 or 15 that restrict Executive’s actions or rights in whatever manner the Company chooses if such modification makes the provision in question less restrictive or burdensome as to Executive’s actions or rights than it was prior to modification. Any such modification will be effective immediately upon the Company’s giving written notice to Executive thereof (including the precise wording changes made).

21.Publicly Traded Stock. The provisions of Section 14 shall not prohibit Executive from owning not more than one percent (1%) of the outstanding stock or other corporate security of a company that is traded or quoted on a national securities exchange or national market system.

22.Waiver of Jury Trials. Notwithstanding any right to a jury trial for any claims, Executive and the Company each waive any such right to a jury trial, and agree that any claim of any type in connection with Executive’s employment by the Company or any of its Affiliated Companies (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim) filed in any court will be tried, if at all, without a jury.

23.Choice of Forum; Consent to Jurisdiction. Any claim or action brought by Executive against the Company or any of its Affiliated Companies that arises under or relates to this Agreement or is in any way in connection with the employment of Executive by the Company or any of its Affiliated Companies, or the termination thereof, must be brought and maintained only in a court sitting in either (a) Marion County, Indiana, or Ripley County, Indiana, or, if in a federal court, the United States District Court for the Southern District of Indiana, Indianapolis Division, or (b) the state in which the Company is incorporated or maintains its principal office at the time of the claim or action. Executive consents to the personal jurisdiction of any such court over Executive with respect to any claim or action brought against Executive by the Company or any of its Affiliated Companies arising under or relating to this Agreement or in any way in connection with Executive’s employment by the Company or any of its Affiliated Companies, or the termination thereof.

24.Choice of Law. This Agreement shall be deemed to have been made in the State of Indiana, and shall be interpreted, construed and enforced in accordance with the laws of that State without regard to the choice of law provisions thereof.

25.Severability. The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, in the event any portion of this Agreement is adjudged to be invalid or unenforceable, the remaining portions thereof shall remain in effect and be enforced to the fullest extent permitted by law.

26.Assignment. The rights and obligations of the Company under this Agreement shall inure to its benefit, as well as the benefit of its successor and Affiliated Companies, and shall be binding upon the successors and assigns of the Company. This Agreement, being personal to Executive, cannot be assigned by Executive, but Executive’s personal representative shall be bound by all its terms and conditions.

27.Notices. Except as otherwise specifically provided or permitted elsewhere in this Agreement, any notice required or permitted to be given hereunder shall be sufficient and deemed to have been given if in writing and either hand delivered (in person or by a recognized courier or delivery service) or mailed by certified or registered U.S. Mail, return receipt requested, addressed to Executive at the last known residence address of Executive on the Company’s records or to the Company at its principal office address with an additional copy mailed by regular mail to the Office of the General Counsel of Hillenbrand, Inc., One Batesville Boulevard, Batesville, Indiana 47006. This Section is not intended to modify any requirement elsewhere in this Agreement that a notice must be received by a Party (“giving” notice is not the equivalent of “receipt” of notice when receipt is expressly required or specified).

28.Amendments and Waivers. Except as specifically provided herein, any modification, amendment, extension or waiver of this Agreement or any provision hereof must be in writing and must be signed by both Parties or, in the case of a waiver, signed by the Party charged with making such waiver. The waiver by the Company or Executive of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

29.Employee Manuals, Policies, Etc. Notwithstanding anything in this Agreement to the contrary, the Company and its Affiliated Companies shall have the right from time to time to adopt, modify or amend and maintain in full force and effect any employee manuals, policies or procedures applicable to employees generally (including Executive) and any such adoption, modification or amendment shall be in force and effect without it being considered an amendment or modification of this Agreement.

30.Enforcement by Affiliated Companies. The Affiliated Companies of the Company are intended to be third party beneficiaries with respect to the provisions of Sections 13-28, both inclusive, to the extent relevant to them, and such Sections shall extend to and may be enforced by any of such Affiliated Companies in their own names or by the Company on their behalf.

31.Integration. This Agreement supersedes and replaces any prior employment agreement or similar oral or written agreements or understandings between Executive and the Company or any of its Affiliated Companies in respect of the matters addressed hereby.

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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the day and year first above written, to be effective as of the Effective Date.

HILLENBRAND, INC.

By: /s/ Aneesha Arora
Name: Aneesha Arora
Title: Senior Vice President,
Chief Human Resources Officer

EXECUTIVE
/s/ Robert M. VanHimbergen
Robert M. VanHimbergen